EXHIBIT 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2006, relating to the consolidated financial statements and financial statement schedule of America First Apartment Investors, Inc. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of America First Apartment Investors, Inc. for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP
Omaha, Nebraska
June 23, 2006